UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 6

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PFSweb, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2837058
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

505 Millennium Drive
Allen, Texas	75013
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☒

Securities to be registered pursuant to Section 12(g) of the Act:

RIGHTS TO PURCHASE SERIES A PREFERRED STOCK

(Title of class)

PFSweb, Inc. (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 14, 2000, as amended by Amendment No. 1 thereto filed on May 30, 2008, Amendment No. 2 thereto filed on May 25, 2010, Amendment No. 3 thereto filed on July 6, 2010, Amendment No. 4 thereto filed on May 15, 2013 and Amendment No. 5 thereto filed on May 31, 2013 (as amended, the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:

On June 18, 2015, the Company and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a Delaware corporation, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (the “Rights Agent”), entered into Amendment No. 5 to Rights Agreement (the “Amendment”). The Amendment amends the Rights Agreement, dated as of June 8, 2000, between the Company and the Rights Agent, as amended by Amendment No. 1 thereto dated as of May 30, 2008, Amendment No. 2 thereto dated as of May 24, 2010, Amendment No. 3 thereto dated as of July 2, 2010 and Amendment No. 4 thereto dated as of May 15, 2013 (as amended, the “Rights Agreement”).

The Amendment amends Section 7(a) of the Rights Agreement to extend the Final Expiration Date (as defined therein) from July 6, 2015 to 30 days following the Company’s 2015 Annual Meeting, currently scheduled to be held on July 27, 2015, unless the continuation of the Rights Agreement is approved by the stockholders of the Company at that meeting (with such amendments thereto, including any further amendment to said Section 7(a), as may be approved at such meeting).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 6 and is incorporated herein by reference.

ITEM 2.	Exhibits.

Exhibit No.	Exhibit

1.	Rights Agreement, dated as of June 8, 2000, between the Company and ChaseMellon Shareholder Services, LLC, which includes the Certificate of Designation in respect of the Series A Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein). (Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed by the Company on June 14, 2000).

2.	Amendment No. 1 to Rights Agreement, dated as of May 28, 2008 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 28, 2008).

3.	Amendment No. 2 to Rights Agreement, dated as of May 24, 2010 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 25, 2010).

4.	Amendment No. 3 to Rights Agreement, dated as of July 2, 2010 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on July 2, 2010).

5.	Amendment No. 4 to Rights Agreement, dated as of May 15, 2013 between the Company and Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 15, 2013).

6.	Amendment No. 5 to Rights Agreement, dated as of June 18, 2015 between the Company and Computershare Inc., successor in interest to Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a Delaware corporation, as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on June 19, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PFSWEB, INC.

By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President and Chief Financial Officer

Date: June 19, 2015

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